Exhibit 5.1
[VERNALIS plc Letterhead]
The Board of Directors
Vernalis plc
Oakdene Court
613 Reading Road
Winnersh, RG41 5UA
April 20, 2006
Dear Sirs and Madam:
I have acted as your counsel in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the U.S. Securities and Exchange Commission (the “Commission”) in connection with the issuance of 986,000 Ordinary Shares of 5 pence each (the “Shares”) of Vernalis plc, an English public limited liability company (the “Company”), pursuant to the Vernalis plc Discretionary Share Option Plan (the “Plan”).
This opinion is limited to the laws of England and Wales as applied by the English courts at the date of this opinion and is given on the basis that it will be governed by and construed in accordance with the laws of England and Wales at the date of this opinion.
I have examined and relied on copies of such corporate records and other documents, including the Registration Statement, and reviewed such matters of law as I have deemed necessary or appropriate for purposes of this opinion.
On the basis of, and subject to, the foregoing and having regard to such consideration of the laws of England and Wales in force at the date of this opinion as I consider relevant, I am of the opinion that (i) the Company has been duly incorporated and is validly existing as a company under the laws of England and Wales, and (ii) the Shares, when issued in accordance with the terms of the Plan, will be legally and validly issued, fully paid and non-assessable (i.e., no further contributions in respect thereof will be required to be made to the Company by the holders thereof, by reason only of their being such holders).
I consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder.
Yours faithfully,

/s/ John Slater
John Slater
General Counsel